Exhibit 99.1

Aerie Pharmaceuticals Announces Full Exercise by Initial Purchasers of Option to Purchase Additional $41.25 Million Aggregate Principal Amount of Aerie’s 1.50% Convertible Senior Notes Due 2024

Durham, NC, September 10, 2019 – (BUSINESS WIRE) – Aerie Pharmaceuticals, Inc. (NASDAQ: AERI), an ophthalmic pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with open-angle glaucoma, retinal diseases and other diseases of the eye, today announced that the initial purchasers of the previously announced offering of Aerie’s 1.50% Convertible Senior Notes due 2024 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, have elected to fully exercise their option to purchase an additional $41.25 million aggregate principal amount of the notes. The settlement of the sale of additional notes pursuant to the option is expected to occur on September 12, 2019, subject to customary closing conditions. Following the closing, there will be a total of $316.25 million aggregate principal amount of the notes outstanding.

Aerie intends to use approximately $4.3 million of the net proceeds from the sale of additional notes pursuant to the option to pay the cost of additional capped call transactions described below. Aerie expects to use the remainder of the net proceeds for general corporate purposes, including to fund its commercialization programs in the United States for both Rhopressa® and Rocklatan®, its clinical, regulatory and commercialization efforts beyond the United States, further development of other potential pipeline opportunities, including activities to support execution of its retina programs, evaluating possible uses of its existing proprietary portfolio of molecules beyond ophthalmology, its external business development efforts and its manufacturing activities, including the operation of its own manufacturing plant in Ireland.

In connection with the exercise by the initial purchasers of the option to purchase additional notes, Aerie has entered into additional privately negotiated capped call transactions with certain of the initial purchasers of the notes and/or their respective affiliates (the “capped call counterparties”). The capped call transactions are expected generally to reduce potential dilution to Aerie common stock upon conversion of the notes and/or offset the potential cash payments that Aerie could be required to make in excess of the principal amount of any converted notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price. The cap price of the additional capped call transactions is initially $37.00 per share of Aerie common stock, representing a premium of 100% above the last reported sale price of $18.50 per share of Aerie common stock on September 4, 2019, and is subject to certain adjustments under the terms of the capped call transactions.

In connection with establishing their initial hedges of the additional capped call transactions, the capped call counterparties have advised Aerie that they and/or their respective affiliates expect to enter into various derivative transactions with respect to Aerie common stock and/or purchase Aerie common stock concurrently with, or shortly after, the exercise of the option to purchase additional notes. This activity could increase (or reduce the size of any decrease in) the market price of Aerie common stock or the notes at that time.

In addition, the capped call counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Aerie common stock and/or purchasing or selling Aerie common stock, the notes or other of Aerie’s securities or instruments (if any) in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of a note or following any issuance of a notice of redemption with respect to the notes). This activity could affect the market price of Aerie common stock or the notes, which could affect noteholders’ ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Aerie common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes (and the shares of Aerie common stock, if any, into which the notes are convertible) will be made only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended, by means of a private offering memorandum.

The offer and sale of the notes and any shares of Aerie common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and the notes and any such shares may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Aerie Pharmaceuticals, Inc.

Aerie is an ophthalmic pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with open-angle glaucoma, retinal diseases and other diseases of the eye.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our expectations related to the offering discussed in this press release, including the completion of the sale of additional notes pursuant to the exercise of the initial purchasers’ option and related capped call transactions, and the use of proceeds of the offering. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, industry change and other factors beyond our control, and depend on regulatory approvals and economic and other environmental circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (SEC). Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Media: Tad Heitmann 949-526-8747; theitmann@aeriepharma.com

Investors: Ami Bavishi 908-947-3949; abavishi@aeriepharma.com